Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Georgia Exploration, Inc.

We consent to the inclusion in Exhibit 99.1 to the Company’s Form 8-K dated January 3, 2006 of our audit report dated November 21, 2006 except for Note 10 for which the date is January 9, 2007, on the consolidated balance sheets of Wharton Resources Corp. as of August 31, 2006 and August 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from inception (January 20, 2005) through August 31, 2005, the twelve month period ended August 31, 2006, and the period from inception (January 20, 2005) to August 31, 2006.

Malone & Bailey, PC www.malone-bailey.com Houston, Texas
January 9, 2007